Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Zura Bio Limited on Form S-8 of our report dated March 28, 2023 with respect to our audits of the consolidated financial statements of Zura Bio Limited as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 10, 2021 (inception) through December 31, 2021, appearing in the Annual Report on Form 10-K of Zura Bio Limited for the year ended December 31, 2022.

/s/ Marcum LLP
Marcum LLP
New York, NY
June 21, 2023

Marcum LLP ■ 730 Third Avenue ■ 11th Floor ■ New York, New York 10017 ■ Phone 212.485.5500 ■ marcumllp.com